Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc.	EVC Group, Inc.	EVC Group, Inc.
D. Joseph Gersuk, CFO	Doug Sherk/Jenifer Kirtland	Chris Gale/ Steve DiMattia
(800) 772-6446 x1608	(415) 896-2005	(646) 201-5431
jgersuk@AngioDynamics.com	dsherk@evcgroup.com jkirtland@evcgroup.com	cgale@evcgroup.com sdimattia@evcgroup.com

Jan Keltjens Appointed President & CEO of AngioDynamics

Executive Brings More Than 20 Years of Successful Medical Industry
Leadership Experience to the Company

QUEENSBURY, N.Y. January 21, 2009 — AngioDynamics, Inc. (NASDAQ: ANGO) announced its Board of Directors has appointed Jan Keltjens, an executive with more than 20 years of successful medical industry leadership experience, President and CEO effective March 1 2009.  Mr. Keltjens, 51, will succeed Eamonn Hobbs, a co-founder of AngioDynamics, who has led the company for the past 21 years and will become Vice Chairman of the Board of Directors.

Mr. Keltjens comes to AngioDynamics after serving as President and CEO of CryoCath Technologies, Inc. since early 2007. The Montreal, Quebec-based medical technology company is a leader in cryotherapy products for treating cardiac arrhythmias and was recently acquired by Medtronic, Inc.  Mr. Keltjens previously served in various leadership positions at Cordis, a Johnson & Johnson company, including his last position as Worldwide General Manager of Cordis Neurovascular. He first joined Cordis in 1995 as Vice President and Managing Director responsible for international manufacturing and distribution operations, as well as research and development. He was promoted to Vice President of European Marketing and Vice President of Worldwide Strategic Marketing for Cordis Cardiology. Before joining Cordis, Mr. Keltjens led research and development departments at Unilever and was Managing Director of a group of small high tech companies.

“Jan’s appointment is the culmination of an extensive search for the best candidate to build on the successes of Eamonn’s founding leadership and take us to the next level in the Company’s growth and development,” said AngioDynamics’ Chairman of the Board of Directors, Vincent Bucci. “Eamonn built AngioDynamics into a $200-million enterprise, and we believe Jan is the right person to take us to the half billion dollar revenue level and beyond.  Jan brings to the Company extensive global operating and managerial experience, as well as very strong industry background and a continuous track record of success.  The entire Board of Directors joins me in welcoming Jan to the Company, and we look forward to working with him.”

“AngioDynamics is a very successful company and I look forward to working with Eamonn, the Board, and the entire team during the transition,” said Mr. Keltjens. “The Company’s IRE technology has the potential to become a game-changing technology addressing significant unmet clinical needs in the oncology field, and I believe there are many more opportunities to consistently grow the Access, Peripheral Vascular and Oncology businesses.  At the same time, a strong balance sheet presents more opportunities for growth through carefully targeted and well executed acquisitions. ”

“Jan Keltjens brings to our Company a comprehensive understanding of our current markets and during his career has even managed an angiographic catheter product line.  I look forward to working with Jan on a smooth transition of the CEO’s responsibilities, as well as refining my ongoing role with the Company in the development of markets for IRE technology,” said Mr. Hobbs.

Mr. Keltjens was born and raised in The Netherlands. He holds a masters degree in physics, with a specialty in low-temperature physics from the University of Eindhoven.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company’s diverse product line includes market-leading radiofrequency ablation and irreversible electroporation resection systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “potential,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties.  Investors are cautioned that actual events or results may differ from the Company’s expectations.  Factors that may affect the actual results achieved by the Company include, without limitation, the ability of the Company to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of the Company to execute its leadership development plan and integrate purchased businesses, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2008.  The Company does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, AngioDynamics’ NanoKnife IRE System has been cleared by the FDA for use in the surgical ablation of soft tissue. This press release may discuss the use of the NanoKnife for specific clinical indications for which it is not cleared in the United States at this time.

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